CONTACTS Media: Mary Kay Dodero +1 734.386.6253 Mary.Kay.Dodero@adient.com Investors: Mark Oswald +1 734.254.3372 Mark.A.Oswald@adient.com Adient President and CEO Doug Del Grosso announces retirement; CFO Jerome Dorlack to be appointed leader of seating supplier PLYMOUTH, Mich., Nov. 8, 2023 -- Adient (NYSE: ADNT), a global leader in automotive seating, today announced that Doug Del Grosso has elected to retire as president, chief executive officer (CEO) and a director of Adient’s Board of Directors, effective Dec. 31, 2023. Upon Del Grosso’s retirement, Jerome Dorlack, currently Adient’s executive vice president and chief financial officer (CFO), will be appointed president and CEO as well as a member of Adient’s board. Mark Oswald, currently Adient’s vice president, treasurer, investor relations and corporate communications, will be appointed executive vice president and CFO, succeeding Dorlack. “Since joining the company in 2018, Doug has been instrumental in establishing a strong foundation for Adient through his strategic direction and unwavering focus on operational excellence. His leadership has resulted in outstanding operational and financial improvements. The Board sincerely thanks Doug for his exceptional contributions and we look forward to a smooth transition and continued success under Jerome’s leadership," said Fritz Henderson, non-executive chairman of Adient’s Board of Directors. "It has been an honor to work with the Adient team and lead this great company. I am truly proud of everything we have accomplished,” said Del Grosso. “Looking ahead, Jerome has a proven track record of success at Adient, having successfully led our Americas operations and served as CFO. He is the ideal leader to continue Adient’s long-term success.” “First and foremost, I want to thank and recognize Doug for his contributions to Adient over the last five years and the foundation he has put in place. I am honored to be appointed president and CEO of Adient. The company has a legacy of maintaining strong relationships with our customers and offering industry-leading seating products. I look forward to building on the positive momentum established by Doug and continuing to drive the business forward," said Dorlack. About Adient: Adient (NYSE: ADNT) is a global leader in automotive seating. With approximately 70,000+ employees in 30 countries, Adient operates more than 200 manufacturing/assembly plants worldwide. We produce and deliver automotive

Page 2 seating for all major OEMs. From complete seating systems to individual components, our expertise spans every step of the automotive seat-making process. Our integrated, in-house skills allow us to take our products from research and design to engineering and manufacturing — and into millions of vehicles every year. For more information on Adient, please visit www.adient.com. ADNT-FN # # #